SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  Schedule 13G

                    Under the Securities Exchange Act of 1934

                          Eagle Rock Energy Partners LP
                                (Name of Issuer)

              Common Units, representing limited partner interests
                         (Title of Class of Securities)

                                    26985R104
                                 (CUSIP Number)

                                  May 3, 2007
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                [ ] Rule 13d-1(b)
                                [X] Rule 13d-1(c)
                                [ ] Rule 13d-1(d)





CUSIP No. .............................................................26985R104

1)  Name of Reporting Person.......................Lehman Brothers Holdings Inc.

     S.S. or I.R.S. Identification No. of Above Person................13-3216325

2)   Check the Appropriate Box if a Member of a Group.................(a)  [   ]
                                                                      (b)  [   ]
3)   SEC Use Only

4)   Citizenship or Place of Organization...............................Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:

5)   Sole Voting Power................................................2,559,122

6)   Shared Voting Power.....................................................-0-

7)   Sole Dispositive Power...........................................2,559,122

8)   Shared Dispositive Power................................................-0-

9)   Aggregate Amount Beneficially Owned by Each Reporting Person.....2,559,122


10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares......[   ]

11)  Percent of Class Represented by Amount in Row 9.....................9.2%(1)

12)  Type of Reporting Person.................................................HC


(1) Based on 20,691,495 Common Units outstanding at March 30, 2007 as reported on Form 10-K filed by the Issuer on April 2, 2007 and 7,005,495 Common Units issued under the Common Unit Purchase Agreement dated
March 30, 2007.



CUSIP No. .............................................................26985R104

1)  Name of Reporting Person................................Lehman Brothers Inc.

     S.S. or I.R.S. Identification No. of Above Person................13-2518466

2)   Check the Appropriate Box if a Member of a Group.................(a)  [   ]
                                                                      (b)  [   ]
3)   SEC Use Only

4)   Citizenship or Place of Organization...............................Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:

5)   Sole Voting Power................................................1,460,221

6)   Shared Voting Power.....................................................-0-

7)   Sole Dispositive Power...........................................1,460,221

8)   Shared Dispositive Power................................................-0-

9)   Aggregate Amount Beneficially Owned by Each Reporting Person.....1,460,221

10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares......[   ]

11)  Percent of Class Represented by Amount in Row 9.....................5.3%(1)

12)  Type of Reporting Person.................................................BD

(1) Based on 20,691,495 Common Units outstanding at March 30, 2007 as reported on Form 10-K filed by the Issuer on April 2, 2007 and 7,005,495 Common Units issued under the Common Unit Purchase Agreement dated
March 30, 2007.




CUSIP No. .............................................................26985R104

1)  Name of Reporting Person.....................................LB I Group Inc.

     S.S. or I.R.S. Identification No. of Above Person................13-2741778

2)   Check the Appropriate Box if a Member of a Group.................(a)  [   ]
                                                                      (b)  [   ]
3)   SEC Use Only

4)   Citizenship or Place of Organization...............................Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:

5)   Sole Voting Power...................................................303,720

6)   Shared Voting Power.....................................................-0-

7)   Sole Dispositive Power..............................................303,720

8)   Shared Dispositive Power................................................-0-

9)   Aggregate Amount Beneficially Owned by Each Reporting Person........303,720

10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares......[   ]

11)  Percent of Class Represented by Amount in Row 9.....................1.1%(1)

12)  Type of Reporting Person.................................................CO

(1) Based on 20,691,495 Common Units outstanding at March 30, 2007 as reported on Form 10-K filed by the Issuer on April 2, 2007 and 7,005,495 Common Units issued under the Common Unit Purchase Agreement dated
March 30, 2007.


CUSIP No. .............................................................26985R104

1)  Name of Reporting Person....................Lehman Brothers MLP Opportunity
                                                Associates LLC

     S.S. or I.R.S. Identification No. of Above Person................20-8727524

2)   Check the Appropriate Box if a Member of a Group.................(a)  [   ]
                                                                      (b)  [   ]
3)   SEC Use Only

4)   Citizenship or Place of Organization...............................Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:

5)   Sole Voting Power................................................1,098,901

6)   Shared Voting Power.....................................................-0-

7)   Sole Dispositive Power...........................................1,098,901

8)   Shared Dispositive Power................................................-0-

9)   Aggregate Amount Beneficially Owned by Each Reporting Person.....1,098,901

10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares......[   ]

11)  Percent of Class Represented by Amount in Row 9.....................4.0%(1)

12)  Type of Reporting Person.................................................OO

(1) Based on 20,691,495 Common Units outstanding at March 30, 2007 as reported on Form 10-K filed by the Issuer on April 2, 2007 and 7,005,495 Common Units issued under the Common Unit Purchase Agreement dated
March 30, 2007.

CUSIP No. .............................................................26985R104

1)  Name of Reporting Person.....................Lehman Brothers MLP Opportunity
                                                 Associates LP

     S.S. or I.R.S. Identification No. of Above Person................20-8727697

2)   Check the Appropriate Box if a Member of a Group.................(a)  [   ]
                                                                      (b)  [   ]
3)   SEC Use Only

4)   Citizenship or Place of Organization...............................Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:

5)   Sole Voting Power................................................1,098,901

6)   Shared Voting Power.....................................................-0-

7)   Sole Dispositive Power...........................................1,098,901

8)   Shared Dispositive Power................................................-0-

9)   Aggregate Amount Beneficially Owned by Each Reporting Person.....1,098,901

10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares......[   ]

11)  Percent of Class Represented by Amount in Row 9.....................4.0%(1)

12)  Type of Reporting Person.................................................PN

(1) Based on 20,691,495 Common Units outstanding at March 30, 2007 as reported on Form 10-K filed by the Issuer on April 2, 2007 and 7,005,495 Common Units issued under the Common Unit Purchase Agreement dated
March 30, 2007.

CUSIP No. .............................................................26985R104

1)  Name of Reporting Person.....................Lehman Brothers MLP Opportunity
                                                 Fund LP

     S.S. or I.R.S. Identification No. of Above Person................20-8727922

2)   Check the Appropriate Box if a Member of a Group.................(a)  [   ]
                                                                      (b)  [   ]
3)   SEC Use Only

4)   Citizenship or Place of Organization...............................Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:

5)   Sole Voting Power................................................1,098,901

6)   Shared Voting Power.....................................................-0-

7)   Sole Dispositive Power...........................................1,098,901

8)   Shared Dispositive Power................................................-0-

9)   Aggregate Amount Beneficially Owned by Each Reporting Person.....1,098,901

10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares......[   ]

11)  Percent of Class Represented by Amount in Row 9.....................4.0%(1)

12)  Type of Reporting Person.................................................PN

(1) Based on 20,691,495 Common Units outstanding at March 30, 2007 as reported on Form 10-K filed by the Issuer on April 2, 2007 and 7,005,495 Common Units issued under the Common Unit Purchase Agreement dated
March 30, 2007.


CUSIP No. .............................................................26985R104

1)  Name of Reporting Person....................Lehman Brothers MLP Partners, LP

     S.S. or I.R.S. Identification No. of Above Person................20-4916839

2)   Check the Appropriate Box if a Member of a Group.................(a)  [   ]
                                                                      (b)  [   ]
3)   SEC Use Only

4)   Citizenship or Place of Organization...............................Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:

5)   Sole Voting Power...................................................303,720

6)   Shared Voting Power.....................................................-0-

7)   Sole Dispositive Power..............................................303,720

8)   Shared Dispositive Power................................................-0-

9)   Aggregate Amount Beneficially Owned by Each Reporting Person........303,720

10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares......[   ]

11)  Percent of Class Represented by Amount in Row 9.....................1.1%(1)

12)  Type of Reporting Person.................................................PN

(1) Based on 20,691,495 Common Units outstanding at March 30, 2007 as reported on Form 10-K filed by the Issuer on April 2, 2007 and 7,005,495 Common Units issued under the Common Unit Purchase Agreement dated
March 30, 2007.

Item 1(a).        Name of Issuer:

                  Eagle Rock Energy Partners LP

Item 1(b).        Address of Issuer's Principal Executive Offices:

                  14950 Heathrow Forest Parkway
                  Suite 111
                  Houston, TX 77032


Item 2(a).        Name of Person(s) Filing:

                  Lehman Brothers Holdings Inc.
                  Lehman Brothers Inc.
                  LB I Group Inc.
                  Lehman Brothers MLP Opportunity Associates LLC
                  Lehman Brothers MLP Opportunity Associates LP
                  Lehman Brothers MLP Opportunity Fund LP
                  Lehman Brothers MLP Partners, LP

Item 2(b).        Address of Principal Business Office:

                  Lehman Brothers Holdings Inc.
                  745 Seventh Avenue
                  New York, New York 10019

                  Lehman Brothers Inc.
                  745 Seventh Avenue
                  New York, New York 10019

                  LB I Group Inc.
                  745 Seventh Avenue
                  New York, New York 10019

                  Lehman Brothers MLP Opportunity Associates LLC
                  745 Seventh Avenue
                  New York, New York 10019

                  Lehman Brothers MLP Opportunity Associates LP
                  745 Seventh Avenue
                  New York, New York 10019

                  Lehman Brothers MLP Opportunity Fund LP
                  745 Seventh Avenue
                  New York, New York 10019

                  Lehman Brothers MLP Partners, LP
                  745 Seventh Avenue
                  New York, New York 10019

Item 2(c).        Citizenship or Place of Organization:

                  Lehman Brothers Holdings Inc. ("Holdings") is a corporation organized under the laws of the State of Delaware.

                  Lehman Brothers Inc. ("LBI") is a corporation organized under the laws of the State of Delaware.

                  LB I Group Inc. ("LB I Group") is a corporation organized under the laws of the State of Delaware.

                  Lehman Brothers MLP Opportunity Associates LLC
                  ("LB MLP Assoc LLC") is a limited liability company formed under the laws of the State of Delaware.

                  Lehman Brothers MLP Opportunity Associates LP
                  ("LB MLP Assoc LP")is a limited partnership formed under the laws of the State of Delaware.

                  Lehman Brothers MLP Opportunity Fund LP ("LB MLP Fund")is a limited partnership formed under the laws of the State of Delaware.

                  Lehman Brothers MLP Partners, LP ("LB MLP")is a limited partnership formed under the laws of the State of Delaware.


Item 2(d).        Title of Class of Securities:

                  Common Units

Item 2(e).        CUSIP Number:

                  26985R104

Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or
        (c), check whether the person filing is a:

              (a) [ ] A broker or dealer under Section 15 of the 1934 Act
              (b) [ ] A bank as defined in Section 3(a)(6) of the 1934 Act
              (c) [ ] An insurance company as defined in Section 3(a)(19) of the 1934 Act
              (d) [ ] An investment company registered under Section 8 of the
                      Investment Company Act of 1940
              (e) [ ] An investment advisor in accordance with Rule
                      13d-1(b)(1)(ii)(E)
              (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F)
              (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G)
              (h) [ ] A savings association as defined in Section 3(b) of the
                      Federal Deposit Insurance Act
              (i) [ ] A church plan that is excluded from the definition of investment company under Section 3(c)(14)Of the Investment Company Act of 1940
              (j) [ ] A group, in accordance with Rule 13d-1(b)(1)(ii)(J)


Item 4.       Ownership


(a)      Amount Beneficially Owned

                  See Item 9 of cover page.

(b) Percent of Class:

                  See Item 11 of cover page.

              (c) Number of shares as to which the person has:

                  (i) sole power to vote or to direct the vote
                  (ii) shared power to vote or to direct the vote
                  (iii) sole power to dispose or to direct the disposition
                  (iv) shared power to dispose or to direct the disposition

                  See Items 5-8 of cover page.

Item 5.       Ownership of Five Percent or Less of a Class

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6.       Ownership of More than Five Percent on Behalf of Another Person

                  Not Applicable

Item 7. Identification and Classification of the Subsidiary which Acquired the Security being Reported on by the Parent Holding Company or Control Person

                  LBI is the actual owner of 1,156,501 Common Units reported herein. LBI is a wholly-owned subsidiary of Holdings.

                  Under the rules and regulations of the Securities and Exchange Commission, Holdings may be deemed to be the beneficial owner of the Common Units owned by LBI.

                  LB MLP Fund is the actual owner of 1,098,901 Common Units reported herein. LB MLP Fund is wholly-owned by LB MLP Assoc LP which is wholly-owned by LB MLP Assoc LLC which is wholly-owned by Holdings.

                  Under the rules and regulations of the Securities and Exchange Commission, LB MLP Assoc LP, LB MLP Assoc LLC and Holdings may be deemed to be the beneficial owners of the Common Units owned by LB MLP Fund.

                  LB MLP is the actual owner of 303,720 Common Units reported herein. LB MLP is wholly-owned by LB I Group which is wholly-owned by LBI which is wholly-owned by Holdings.

                  Under the rules and regulations of the Securities and Exchange Commission, LB I Group, LBI and Holdings may be deemed to be the beneficial owners of the Common Units owned by LB MLP.


Item 8.       Identification and Classification of Members of the Group

                  Not Applicable

Item 9.       Notice of Dissolution of Group

                  Not Applicable


Item 10.      Certification

[ ] By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

[X] By signing below I hereby certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned hereby certifies that the information set forth in this statement is true, complete and correct.

Dated: May 3, 2007

LEHMAN BROTHERS HOLDINGS INC.

By:   /s/ Barrett S. DiPaolo
      Name:  Barrett S. DiPaolo
      Title: Vice President

LEHMAN BROTHERS INC.

By:   /s/ Barrett S. DiPaolo
      Name: Barrett S. DiPaolo
      Title:Senior Vice President

LB I GROUP INC.

By:   /s/ Barrett S. DiPaolo
      Name: Barrett S. DiPaolo
      Title:Authorized Signatory

Lehman Brothers MLP Opportunity Associates LLC

By:   /s/ Barrett S. DiPaolo
      Name: Barrett S. DiPaolo
      Title:Authorized Signatory

Lehman Brothers MLP Opportunity Associates LP

By:   /s/ Barrett S. DiPaolo
      Name: Barrett S. DiPaolo
      Title:Authorized Signatory

Lehman Brothers MLP Opportunity Fund LP

By:   /s/ Barrett S. DiPaolo
      Name: Barrett S. DiPaolo
      Title:Authorized Signatory

LEHMAN BROTHERS MLP PARTNERS LP

By:   /s/ Barrett S. DiPaolo
      Name: Barrett S. DiPaolo
      Title:Authorized Signatory



                       EXHIBIT A - JOINT FILING AGREEMENT

         The undersigned hereby agree that the Statement on Schedule 13G filed herewith (and any amendments thereto), is being filed jointly with the Securities and Exchange Commission pursuant to Rule 13d-1(k) (1) under the Securities Exchange Act of 1934, as amended, on behalf of each such person.

Dated: May 3, 2007

LEHMAN BROTHERS HOLDINGS INC.


By:   /s/ Barrett S. DiPaolo
      Name:  Barrett S. DiPaolo
      Title: Vice President

LEHMAN BROTHERS INC.


By:   /s/ Barrett S. DiPaolo
      Name: Barrett S. DiPaolo
      Title:Senior Vice President

LB I GROUP INC.


By:   /s/ Barrett S. DiPaolo
      Name: Barrett S. DiPaolo
      Title:Authorized Signatory

Lehman Brothers MLP Opportunity Associates LLC

By:   /s/ Barrett S. DiPaolo
      Name: Barrett S. DiPaolo
      Title:Authorized Signatory

Lehman Brothers MLP Opportunity Associates LP

By:   /s/ Barrett S. DiPaolo
      Name: Barrett S. DiPaolo
      Title:Authorized Signatory

Lehman Brothers MLP Opportunity Fund LP

By:   /s/ Barrett S. DiPaolo
      Name: Barrett S. DiPaolo
      Title:Authorized Signatory

LEHMAN BROTHERS MLP PARTNERS LP

By:   /s/ Barrett S. DiPaolo
      Name: Barrett S. DiPaolo
      Title:Authorized Signatory